EXHIBIT 5.2

[DREIER STEIN KAHAN BROWNE WOODS GEORGE LLP LETTERHEAD]

John C. Kirkland Partner
Direct Dial 424.202.6050 Direct Fax 424.202.6250
jkirkland@dskllp.com

April 11, 2008

Board of Directors
Xcorporeal, Inc.
12121 Wilshire Boulevard, Suite 350
Los Angeles, California 90025

Re:	Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced Amendment No. 1 to the registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), for the shelf registration of common stock, $0.0001 par value per share (the "Common Stock") of Xcorporeal, Inc., a Delaware corporation (the “Registrant”), as described in the Registration Statement.

We have acted as counsel for the Registrant in connection with the Registration Statement. For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied solely upon the representations and warranties made by the Registrant, and the representation and warranty of Registrant set forth in Section 5(B) of that certain Merger Agreement, dated as of August 10, 2007, by and among the Registrant, XC Acquisition Corporation, and Xcorporeal, Inc. (now known as Xcorporeal Operations, Inc.). We express no opinion as to any jurisdiction other than federal securities laws and the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law).

Based on and subject to the foregoing, we are of the opinion that the shares of Common Stock are validly issued, fully paid and nonassessable.

The opinions contained in this opinion letter merely constitute expressions of our reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for your benefit in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ DREIER STEIN KAHAN BROWNE WOODS GEORGE LLP